Exhibit 99.1
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (571) 349-9452

CHESAPEAKE LODGING TRUST ANNOUNCES REDEMPTION OF 7.75% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST

ARLINGTON, VA, May 22, 2017 – Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”), today notified holders of record (the “Notice of Redemption”) of the Trust’s 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series A Preferred Shares”) of the redemption of all of the issued and outstanding Series A Preferred Shares. The cash redemption amount (the “Redemption Amount”) for each Series A Preferred Share is $25.00, plus an amount equal to all accrued and unpaid dividends to, but not including, the redemption date of July 17, 2017 (the “Redemption Date”). The Redemption Amount will be payable in cash, without interest, on the Redemption Date.
On the Redemption Date, dividends on the Series A Preferred Shares will cease to accrue and trading of the Series A Preferred Shares will be delisted from the New York Stock Exchange (NYSE: CHSP PrA).
The Notice of Redemption and related materials will be mailed to holders of record of the Series A Preferred Shares. Payment of the Redemption Amount will be made upon presentation and surrender of the Series A Preferred Shares to American Stock Transfer & Trust Company, LLC, the Trust’s redemption agent. Questions relating to the Notice of Redemption and related materials should be directed to American Stock Transfer & Trust Company, LLC at (800) 937-5449.
ABOUT CHESAPEAKE LODGING TRUST
Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 22 hotels with an aggregate of 6,694 rooms in nine states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.
Note: This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "plan," "likely," "would," or other similar words or expressions. These forward-looking statements relate to the mailing of the Notice of Redemption and to the redemption of the Series A Preferred Shares. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Trust and many of which are beyond the Trust’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Trust’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Trust disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. For information about the Trust’s business and financial results, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Trust undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Trust’s expectations.